EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

LABOR READY ANNOUNCES RECORD FIRST QUARTER NET INCOME

Net Income Improves 23 Percent

TACOMA, WA, April 19, 2006—Labor Ready, Inc. (NYSE: LRW) reported revenue for the first quarter ended March 31, 2006 increased 22.1 percent to $297.1 million compared to revenue of $243.2 million for the first quarter of 2005. Net income for the quarter was $11.5 million or $0.21 per diluted share, as compared to $9.4 million or $0.19 per diluted share for the first quarter of 2005. Included in net income for the quarter is incremental stock-based compensation expense of $0.03 per diluted share in comparison with the same quarter a year ago.

“We are pleased with the continued leverage in our operating model which resulted in net income growth of more than 37 percent excluding incremental stock-based compensation,” said Labor Ready President Steve Cooper. “During the quarter we achieved same branch revenue growth of 11 percent, sustained gross profit of 31.3 percent, and continued our disciplined control of operating expenses.”

CLP Resources, a leading skilled construction trades staffing firm acquired by Labor Ready in May 2005, provided 11.7 percentage points of Labor Ready’s total revenue growth for the quarter.

“We are confident we will continue to benefit from our commitment to growing revenue of existing branches, opening new branches, and maximizing the potential of our recent acquisitions,” said Labor Ready CEO Joe Sambataro. “These strategies and our ability to serve the staffing needs of our customers through our family of brands provide a strong foundation for sustained future growth.”

 Labor Ready opened a total of 23 new branches and closed two branches during the quarter and plans to open approximately 20 additional branches in 2006. The company currently operates 908 branches.

Labor Ready also announced the company plans to repurchase up to 1.2 million shares of its common stock during the second quarter of 2006 under a program previously approved by its Board of Directors.

Labor Ready also provided guidance for the second quarter and updated its outlook for 2006. The company estimates revenue in the range of $338 million to $343 million and net income per share between $0.32 and $0.34 for the second quarter of 2006. For the year, the company currently estimates revenue in the range of $1.38 billion to $1.40 billion. Net income per share for the year is expected to be between $1.33 and $1.38. These estimates include incremental stock-based compensation expense of $0.07 per diluted share for the year 2006.

Management will discuss the company’s performance with analysts on a conference call at 8:00 a.m. (PT) Thursday, April 20, 2006. The conference call will be broadcast live on the Internet at www.laborready.com and archived later in the day for replay.

This news release contains forward-looking statements, such as statements about the ranges of revenues, gross margins and net income anticipated for future periods, improvements in safety and workers’ compensation claims and costs, strategies for increasing revenue and net income, and other factors that may affect our financial results and operations in the future. Our actual results are, however, subject to a number of risks, including without limitation the following: 1) national and global economic conditions; 2) our ability to continue to attract and retain customers and maintain profit margins in the face of new and existing competition; 3) potential new laws and regulations that could have a materially adverse effect on our operations and financial results; 4) significant labor disturbances which could disrupt industries we serve; 5) increased costs and collateral requirements in connection with our insurance obligations, including workers’ compensation insurance; 6) the adequacy of our financial reserves; 7) our continuing ability to comply with financial covenants in our lines of credit and other financing agreements; 8) our ability to attract and retain competent employees in key positions; 9) our ability to successfully complete and integrate acquisitions that we have made and may make from time to time; and 10) other risks described in our filings with the Securities and Exchange Commission, including the Report on Form 10-K filed during 2006.

About Labor Ready

Labor Ready is an international provider of temporary employees for manual labor, light industrial and skilled trades, operating under the brand names of Labor Ready, Workforce, Spartan Staffing, and CLP Resources. Labor Ready’s customers are primarily small- to mid-sized businesses in the construction, warehousing, hospitality, landscaping, transportation, light manufacturing, retail, wholesale, facilities and sanitation industries. Annually, Labor Ready serves approximately 300,000 customers and puts more than 600,000 people to work through its more than 900 branch locations in the United States, Canada, and the United Kingdom. For additional information, visit Labor Ready’s website at www.laborready.com.

For more information, contact:

Derrek Gafford, CFO

253-680-8214

Stacey Burke, Director of Corporate Communications

253-680-8291

LABOR READY, INC.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	Thirteen Weeks Ended
	March 31,	April 1,
	2006	2005

Revenue from services	$297,067	$243,216
Cost of services	204,150	167,078
Gross profit	92,917	76,138
Selling, general and administrative expenses	74,224	59,414
Depreciation and amortization	2,796	2,206
Income from operations	15,897	14,518
Interest and other income, net	2,746	475
Income before tax expense	18,643	14,993
Income tax	7,177	5,637
Net income	$11,466	$9,356

Net income per common share:
Basic	$0.21	$0.22
Diluted	$0.21	$0.19

Weighted average shares outstanding:
Basic	53,680	42,502
Diluted	54,447	53,256

LABOR READY, INC.

SUMMARY CONSOLIDATED BALANCE SHEETS

	As of
	March 31,	December 30,
	2006	2005
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$109,057	$82,155
Marketable securities	92,760	93,510
Accounts receivable, net	111,369	121,959
Other current assets	20,472	21,039
Total current assets	333,658	318,663
Property and equipment, net	28,577	26,615
Other assets	237,699	226,798
Total assets	$599,934	$572,076

Liabilities and shareholders’ equity
Current liabilities	$103,984	$100,014
Long-term liabilities	129,501	123,464
Total liabilities	233,485	223,478
Shareholders’ equity	366,449	348,598
Total liabilities and shareholders’ equity	$599,934	$572,076

LABOR READY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Thirteen Weeks Ended
	March 31,	April 1,
	2006	2005
Cash Flows from Operating activities:
Net income	$11,466	$9,356
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,611	2,400
Provision for doubtful accounts	1,598	1,557
Deferred income taxes	(7,763)	(4,385)
Tax benefit on stock options	—	1,419
Excess tax benefits from stock-based compensation	(1,877)	—
Other operating activities	2,488	31
Changes in operating assets and liabilities:
Accounts receivable	8,992	1,125
Income tax	15,160	8,577
Other assets	506	(514)
Accounts payable	6	3,215
Accrued wages and benefits	(4,410)	(3,265)
Workers’ compensation claims reserve	5,473	4,189
Other current liabilities	(38)	(75)
Net cash provided by operating activities	34,212	23,630

Cash Flows from Investing activities:
Capital expenditures	(3,859)	(1,152)
Purchases of marketable securities	(11,243)	(35,535)
Maturities of marketable securities	12,002	34,305
Increase in restricted cash and other assets	(7,431)	(17,805)
Other	—	36
Net cash used in investing activities	(10,531)	(20,151)

Cash Flows from Financing activities:
Proceeds from sale of stock through options and employee benefit plans	1,335	2,684
Excess tax benefits from stock-based compensation	1,877	—
Payments on debt	(193)	(578)
Checks issued against future deposits	—	1,143
Net cash provided by financing activities	3,019	3,249

Effect of exchange rates on cash	202	(258)

Net change in cash and cash equivalents	26,902	6,470

Cash and cash equivalents, beginning of period	82,155	87,555
Cash and cash equivalents, end of period	$109,057	$94,025